SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Harbin Electric, Inc.
(Name of Registrant as Specified in Its Charter)
_________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HARBIN ELECTRIC, INC. A US Public Company. Stock Symbol: HRBN

REMINDER – YOUR VOTE IS VERY IMPORTANT
October 17, 2011

Dear Shareholder:

We recently sent you proxy material asking you to vote to approve the merger of Harbin Electric, Inc. with Tech Full Electric Company Limited which is scheduled to be voted upon and approved in less than two weeks at the special meeting being held on Saturday, October 29, 2011.

Upon approval and completion of the merger, you will receive $24 in cash for each share of Harbin Electric that you own.  According to our latest records, your vote has not been received.  Your board of directors, by unanimous vote and after careful consideration, recommends that all shareholders vote “FOR” the proposal to approve the merger agreement.

We are pleased to announce that on October 14, 2011, Institutional Shareholder Services (or “ISS”), the leading independent proxy voting and corporate governance advisory firm, is recommending that its clients vote “FOR” the merger proposal. In its report recommending approval of the merger ISS stated:

•	“The merger consideration provides shareholders with a significant premium in an all-cash transaction which carries certainty of value.”*
•	“[T]he board and Special Committee undertook a robust strategic review process, taking prompt action to mitigate potential conflicts of interest that arose during the strategic process.” *

The merger must be approved by holders of a majority of  the outstanding shares of our common stock not beneficially owned by the buyer group or any of its affiliates; failure to cast your vote on the merger proposal will have the same effect as a vote against the proposal.  Therefore, regardless of the number of shares you own, it is important they be represented at the meeting. Your vote is important to us and we need your support.

Time is short - please vote today!

We have enclosed another proxy voting form for you to sign, date and return using the envelope provided.  Alternatively you may simply follow the enclosed instructions to vote your shares by phone or Internet.  Remember, your broker cannot vote your shares unless you instruct him or her to do so and a failure to vote on the proposal is the same as a vote against the $24 per share cash merger.

If you have any questions relating to the shareholder meeting or voting your shares, you may call our proxy solicitor MacKenzie Partners at 1-800-322-2885 or at 1-212-929-5500 between the hours of 7:30 a.m. and 12:00 midnight New York time, Monday through Friday – or email us your question or request at hrbnproxy@mackenziepartners.com.

Thank you in advance for your support and for acting promptly.

On Behalf of your Board of Directors,
/signature/
Boyd R. Plowman
Chair of Special Committee

* Permission to use quotations was neither sought nor obtained.